Exhibit 10.3
SECOND AMENDMENT TO THE CARDIOTECH INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, CardioTech International, Inc. (the “Company”) maintains the CardioTech International, Inc. Employee Stock Purchase Plan, effective as of October 16, 2007, as amended (the “Plan”);

WHEREAS, in Section 19 of the Plan, the Company, through its Board of Directors, has reserved the right to amend the Plan at any time and for any reason; and

WHEREAS, the Company desires to amend the Plan to increase the maximum number of shares a Plan participant may purchase during each offering period.

NOW, THEREFORE, the Plan is hereby amended effective as of August 26, 2008, as follows:

1.	By revising Section 7(a) to read as follows:

On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price; provided, however, that the maximum number of Shares an Employee may purchase during each Offering Period shall be 23,000 Shares (subject to any adjustment pursuant to Section 18 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12.

2.	Except as provided above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed on this 26th day of August, 2008.

CARDIOTECH INTERNATIONAL, INC.

By: /s/ Michael F. Adams
On Behalf of Its Board of Directors